                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 8)

                     PENN ENGINEERING & MANUFACTURING CORP.
                     --------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    707389102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  707389102                                           Page 1 of 5 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             The PNC Financial Services Group, Inc. (formerly, PNC Bank Corp.) 25-1435979

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Pennsylvania

         Number of Shares           5)  Sole Voting Power                98,472

         Beneficially Owned         6)  Shared Voting Power             175,725

         By Each Reporting          7)  Sole Dispositive Power              -0-

         Person With                8)  Shared Dispositive Power        211,222

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        274,197*
                                                    *See the response to Item 4.
         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)            16.36

         12)  Type of Reporting Person   (See Instructions)                   HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 8)

                     PENN ENGINEERING & MANUFACTURING CORP.
                     --------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    707389102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  707389102                                           Page 2 of 5 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             PNC Bancorp, Inc.   51-0326854

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power               98,472

         Beneficially Owned         6)  Shared Voting Power             175,725

         By Each Reporting          7)  Sole Dispositive Power              -0-

         Person With                8)  Shared Dispositive Power        211,222

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        274,197*
                                                    *See the response to Item 4.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)           16.36

         12)  Type of Reporting Person   (See Instructions)                  HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 8)

                     PENN ENGINEERING & MANUFACTURING CORP.
                     --------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    707389102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  707389102                                           Page 3 of 5 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             PNC Bank, National Association   22-1146430

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    United States

         Number of Shares           5)  Sole Voting Power               98,472

         Beneficially Owned         6)  Shared Voting Power            175,725

         By Each Reporting          7)  Sole Dispositive Power              -0-

         Person With                8)  Shared Dispositive Power       211,222

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       274,197*
                                                    *See the response to Item 4.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)            16.36

         12)  Type of Reporting Person   (See Instructions)                   BK

                                                               Page 4 of 5 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2000:

(a)  Amount Beneficially Owned:                                 274,197 shares*
         *At December 31, 2000, PNC Bank, National Association also beneficially owned in one or more accounts 480,191 shares of nonvoting common stock of the Issuer.

(b)  Percent of Class:                                                     16.36

(c)  Number of shares to which such person has:
        (i)  sole power to vote or to direct the vote                     98,472
       (ii)  shared power to vote or to direct the vote                  175,725
      (iii)  sole power to dispose or to direct the disposition of           -0-
       (iv)  shared power to dispose or to direct the disposition of     211,222


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. (formerly, PNC Bank Corp.) - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 5 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2001
------------------------------------
Date

By: /s/ Robert L. Haunschild
----------------------------
Signature - The PNC Financial Services Group, Inc.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer
-----------------------------------------------------------------------
Name & Title

February 12, 2001
------------------------------------
Date

By: /s/ James B. Yahner
-----------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
-------------------------------
Name & Title

February 12, 2001
------------------------------------
Date

By: /s/ Thomas R. Moore
-----------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Secretary
--------------------------
Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
             WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 2.